Exhibit 10.1

SECOND AMENDMENT TO

MASTER REVOLVING LINE OF CREDIT AGREEMENT

THIS SECOND AMENDMENT TO MASTER REVOLVING LINE OF CREDIT AGREEMENT, dated July 26, 2013 (this “Amendment”), among ACRC LENDER ONE LLC, a Delaware limited liability company (“Borrower”), ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation (“Guarantor”), and CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (“Lender”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement (as defined below).

RECITALS

WHEREAS, Borrower, Guarantor and Lender are parties to that certain Master Revolving Line of Credit Agreement, dated as of May 18, 2012 (as may be amended, restated, supplemented or otherwise modified from time to time, including, without limitation, the amendments contained in the First Amendment (defined below), the “Loan Agreement”);

WHEREAS, in connection with the Loan Agreement, Guarantor executed and delivered to Lender a Guaranty Agreement, dated as of May 18, 2012 (the “Guaranty”);

WHEREAS, in connection with the Loan Agreement, Borrower, Guarantor and Lender executed and delivered that certain Fee Letter (the “Fee Letter”) dated May 18, 2012;

WHEREAS, on or about September 27, 2012, Borrower, Guarantor and Lender executed and delivered that certain First Amendment to Master Revolving Line of Credit Agreement (the “First Amendment”); and

WHEREAS, as of the date hereof, pursuant to the terms of that certain Amendment to Fee Letter (the “Fee Letter Amendment”), Borrower, Guarantor and Lender have amended the Fee Letter.

Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Guarantor and Lender each hereby agree as follows:

SECTION 1.     Amendments to Loan Agreement.

(a)        In Section 1.1 of the Loan Agreement, the defined terms “Committed Sum”, “Debt Service”, “EBITDA”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Line Termination Date”, and “Tangible Net Worth” are each hereby amended and restated in their entirety to read as follows:

“Committed Sum” means One Hundred Million and No/100 Dollars ($100,000,000.00).

“Debt Service” means for any Test Period, the sum of (a) Interest Expense for any Person for such period, determined on a consolidated basis, and (b) all regularly scheduled principal payments made with respect to Debt of such Person and its subsidiaries during such period, other than any voluntary prepayment or prepayment occasioned by the repayment of an underlying asset, or any balloon, bullet, margin or similar principal payment which repays such Debt in part or in full.

“EBITDA” with respect to any Person and for any Test Period, means an amount equal to the sum of (a) Net Income (or loss) of such Person (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) depreciation and amortization expense (other than those related to capital expenditures that have not been included in the calculation of Fixed Charges), (ii) Interest Expense, (iii) income tax expense, and (iv) extraordinary or non recurring gains, losses and expenses, including but not limited to transaction expenses relating to business combinations, other acquisitions and unconsummated transactions, (v) unrealized loan loss reserves, impairments associated with owned real estate, and other similar charges, including but not limited to reserves for loss sharing arrangement associated with mortgage servicing rights, (vi) realized losses on loans and loss sharing arrangements associated with mortgage servicing rights and (vii) unrealized gains, losses and expenses associated with (A) derivative liabilities including but not limited to convertible note issuances and (B) mortgage servicing rights (other than the initial revenue recognition of recording an asset),  plus (b) such Person’s proportionate share of Net Income (prior to any impact from minority or non-controlling interests or joint venture net income and before deduction of any dividends on preferred stock of such Person) of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Fixed Charge Coverage Ratio” means EBITDA (as determined in accordance with GAAP) for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period, divided by the Fixed Charges for the immediately preceding twelve (12) month period ending on the last date of the applicable Test Period.

“Fixed Charges” means at any time, the sum of (a) Debt Service, (b) all preferred dividends that such Person is required, pursuant to the terms of the certificate of designation or other similar document governing the rights of preferred shareholders, to pay and is not permitted to defer, (c) Capital Lease Obligations paid or accrued during such period, and (d) any amounts payable under any Ground Lease.

“Line Termination Date” means May 18, 2015; provided that Lender may in its sole and absolute discretion extend the Line Termination Date for successive periods of one (1) year each.

“Tangible Net Worth” means all amounts that would be included under capital or shareholder’s equity (or any like caption) on the balance sheet of any Person, minus (a) amounts owing to that Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, plus deferred origination fees, net of deferred origination costs, all on or as of such date. For sake of clarity, mortgage servicing rights shall not be deemed to be intangible assets.

(b)       In Section 1.1 of the Loan Agreement and the Index of Defined Terms, the defined term “Cash Liquidity” and “Total Liquidity” are hereby deleted in their entirety.

(c)        Section 2.3.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

2.3.4    The interest rate spread over LIBOR for each Individual Loan, which will be between 200 and 350 basis points, will be determined by Lender in its sole discretion.

(d)       The last bullet point in Section 5.1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

•                                         Maximum Individual Loan Amount – the maximum amount of an Individual Loan shall not exceed Thirty-Five Million and No/100 Dollars ($35,000,000.00)

(e)        Section 7.12 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

7.12     Intentionally deleted.

(f)        Section 7.13 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

7.13 Minimum Fixed Charge Coverage Ratio.  Commencing with the calendar quarter ending on June 30, 2013, at the end of each Test Period while any Advances remain outstanding hereunder, (a) Borrower shall maintain a Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period ending on the last day of the applicable Test Period of at least 1.50 to 1.00, with compliance to be tested as of the end of each Test Period, and (b) Guarantor shall maintain a Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period ending on the last day of the applicable Test Period of at least 1.25 to 1.00, with compliance to be tested as of the end of each Test Period.

(g)        Borrower’s and Guarantor’s addresses in Section 10.10 of the Loan Agreement are each amended and restated to read as follows:

c/o Ares Management

One North Wacker Drive, 48th Floor

Chicago, Illinois 60606

Attn: Sharon Ephraim

Telephone: (312) 252-7515

Telecopy: (312) 252-7501

With a copy (which copy shall not constitute notice) to:

Ares Management

One North Wacker Drive, 48th Floor

Chicago, Illinois 60606

Attn: Legal

Telephone: (312) 252-7529

Telecopy: (312) 252-7501

SECTION 2.     Covenants.  Each of Borrower and Guarantor hereby represents and warrants to Lender, as of the date hereof, that (i) each is in compliance in all material respects with all of the terms and provisions set forth in Loan Agreement on its part to be observed or performed, and (ii) no Event of Default has occurred or is continuing.  Borrower and Guarantor each hereby confirms and reaffirms the covenants and agreements applicable to it contained in the Loan Agreement.

SECTION 3.     Acknowledgement.  Borrower and Guarantor hereby (i) acknowledge that Lender is in compliance with its undertakings and obligations under the Loan Agreement and the other Loan Documents, and (ii) release, remise, acquit and forever discharge Lender, together with its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiaries, parents and affiliates (all of the foregoing being herein called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement, the guaranty, any other Loan Document, or any of the transactions associated therewith, or any collateral, including specifically, but not limited to claims of usury.

SECTION 4.     Limited Effect.  Except as expressly amended and modified by this Amendment and the Fee Letter Amendment, the Loan Agreement and each of the other Loan Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that upon the date hereof, each (w) reference therein and herein to the “Loan Documents” shall be deemed to include, in any event, this Amendment, (x) each reference to the “Loan Agreement” in any of the Loan Documents shall be deemed to be a reference to the Loan Agreement as amended hereby, (y) each reference in the Loan Agreement to “this Agreement”, this “Loan Agreement”, “hereof”, “herein” or words of similar effect in referring to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended by this Amendment, and (z) each reference to the “Fee Letter” in any of the Loan Documents shall be deemed to be a reference to the Fee Letter as amended by the Fee Letter Amendment.

SECTION 5.     Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format

(PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

SECTION 6.     GOVERNING LAW.

THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER

ACRC LENDER ONE LLC, a Delaware limited liability company

By:	/s/ Timothy B. Smith
Name: Timothy B. Smith
Title: Vice President

GUARANTOR

ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation

By:	/s/ Timothy B. Smith
Name: Timothy B. Smith
Title: Vice President

LENDER

CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Ryan Matthews
Name: Ryan Matthews
Title: Vice President

SIGNATURE PAGE